Exhibit 99.1

Castellum, Inc. Generates Record Monthly Revenue

BETHESDA, Md., June 30, 2023 (GLOBE NEWSWIRE) — Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity and electronic warfare services company focused on the federal government, announces that it had a record month for revenue in May 2023.

“We produced a record $4.25 million in unaudited revenue for May,” said Mark Fuller, President and Chief Executive Officer of Castellum. “That amount represents a $51 million annualized run rate, a new high-water mark, and is consistent with our previously announced guidance for the next 12 months. We thank our 280+ employees, who deserve credit for providing superior customer service and helping support our nation’s defense. As we approach America’s 247th birthday, Castellum is well positioned to continue our growth over the next several years.”

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “shooting to,” “intend,” “plan,” “foresee,” “likely,” “will,” “would,” “appears,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and to finance and close those additional acquisitions; the impact on the Company’s revenue due to the delay in the U.S. Congress approving a federal budget and the Company’s ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: 646.893.5835 x1
Email: lisa@skylineccg.com; info@castellumus.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/1bc48388-ad3a-4868-80af-a94d8b6efbb7